Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO

Neogen Corporation, 517/372-9200

Neogen acquires Chem-Tech

LANSING, Mich., Jan. 2, 2014 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired the stock of Chem-Tech Ltd., a manufacturer of insecticides for the animal and food industries. The 35-year-old company, which is wholly owned by Pat and Kelle Rolfes, operates an extensive manufacturing and distribution facility in Pleasantville, Iowa.

Chem-Tech’s highly effective insecticides utilize environmentally friendly technical formulas, and several are approved for use in food establishments. The company’s Prozap® insecticide brand is well known in the large animal production industry, and is particularly popular with dairy and equine producers. For a number of years, Neogen has shared the Prozap trademark with Chem-Tech, with Neogen using the brand for certain rodenticides.

“Over the past 10 years, Neogen has successfully built a biosecurity product line to help the producers of animal proteins ensure the safety of food inside the farm gate,” said James Herbert, Neogen chief executive officer and chairman. “We had already built a strong line of cleaners, disinfectants, rodenticides and veterinary instruments, along with a small product offering for insect control. The Chem-Tech business will significantly add to Neogen’s position of being the ‘one-stop shop’ for meat, milk and egg producers. Chem-Tech’s Turbocide® products are also becoming popular for the fogging of food storage and warehouses.”

The majority of Chem-Tech’s customers and distributors are already Neogen customers, and most of them have long-term relationships with both companies.

“Chem-Tech has always been a family owned and managed company. It has grown on the basis of effective insect control, and at the same time meeting the high safety standards as established by the EPA,” said Pat Rolfes, Chem-Tech’s chief executive officer, who will continue with Neogen in a consulting capacity. “We have grown the business to a level that we felt it was best joined to a larger firm with more world-wide reach. We are very pleased to place our customers and products with the outstanding organization at Neogen.”

“Chem-Tech fits the Neogen model of supplementing our organic growth with growth through acquisitions,” said Dr. Jason Lilly, Neogen’s vice president of corporate development. “Like many of our acquisitions, we will be able to consolidate administrative, sales, and research and development with our existing groups. We expect to continue to operate the company’s manufacturing facility in Iowa along with significant portions of its warehousing and distribution.”

Chem-Tech’s revenues for the most recent 12 months exceeded $14 million. The purchase price includes contingent payment consideration. No additional financial details were disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and cleaners and disinfectants.

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